EXHIBIT 99.1
                               JOINT PRESS RELEASE
                               UNIONBANCORP, INC.
                                OTTAWA, ILLINOIS

FOR IMMEDIATE RELEASE

             UNIONBANCORP, INC. AND EKIOSK.COM  REACH AGREEMENT

Ottawa and New Lenox IL, November 14, 2000 - UnionBancorp, Inc. (Nasdaq: UBCD) and eKiosk.com Corporation have announced the sale of UnionBancorp's internet-based technology titled "InterNetStation" to eKiosk.com for shares of stock in that company. InterNetStation is a proprietary system used by travelers to configure publicly accessible internet portals to functionally resemble their personal or corporate computers. The system permits a highly efficient and cost effective means for securely accessing electronic messages.

"We are pleased by this unprecedented transaction and feel that the decision will be mutually beneficial to both parties," stated UnionBancorp President & CEO Charles J. Grako. "The deal is yet another example of our organization's commitment to exploring unique business opportunities in a new age."

Commenting on the sale, eKiosk.com founder & CEO Don Heidrich said the organization is "excited by the addition of another cutting-edge service. Further exemplifying our mission of providing leading technological services for business and leisure, the transaction opens up a world of possibilities to our client base."

The respective parties consummated the transaction earlier today. In agreement with the terms of the sale, UnionBancorp, Inc. received a small equity interest in eKiosk.com, currently equal to approximately 3% of eKiosk's outstanding common stock.

ABOUT UNIONBANCORP, INC.

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance, Investment and Electronic Data Processing services at each of its twenty-eight locations. The company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

ABOUT EKIOSK.COM

eKiosk.com Corporation is the world's only vertically integrated firm that designs, manufactures, deploys and manages Internet kiosks in public areas. The firm deploys a private network that makes eKiosks the points-of-delivery for a wide array of Web-based communications and eCommerce transaction services. The firm was the first to introduce Video eMail and remains the industry leader in this technology.

----------------------------------
This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

CONTACT:    Charles J. Grako              Don Heidrich
            President and                 President and
            Chief Executive Officer       Chief Executive Officer
            UnionBancorp, Inc.            eKiosk.com
            (800) 352-8223                (815) 328-3000
            cgrako@udnet.net              dheidrich@ekioskdotcom.com



                                     ###



                                       5